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                                                         EXHIBIT 11.B
                        GATX CORPORATION AND SUBSIDIARIES

         COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND
                 COMMON STOCK EQUIVALENTS ASSUMING FULL DILUTION
           (PRINCIPALLY CONVERSION OF ALL OUTSTANDING PREFERRED STOCK)
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                                                   Year Ended December 31
                                          1993    1992   1991    1990   1989
                                           (In millions, except per share amounts)
Average number of shares used to
 compute primary earnings per share        19.9    19.4   19.5    19.3   19.2
Common Stock issuable upon assumed
 conversion of Preferred Stock                *       *    4.1     4.1    1.8
                                         ------  ------ ------  ------ ------

Total                                      19.9    19.4   23.6    23.4   21.0
                                         ======  ====== ======  ====== ======

Net income (loss) as adjusted
  per primary computation                $ 59.4  $(29.8)$ 69.4  $ 69.5 $ 61.1
Add - Dividends paid and
  accrued on Preferred Stock                  *       *   13.3    13.4    5.4
                                         ------  ------ ------  ------ ------

Net income (loss), as adjusted           $ 59.4  $(29.8)$ 82.7  $ 82.9 $ 66.5
                                         ======  ====== ======  ====== ======

Net income (loss) per share,
 assuming full dilution                  $ 2.99  $(1.53)$ 3.51  $ 3.54 $ 3.16
                                         ======  ====== ======  ====== ======

* Conversion of Preferred Stock is excluded from computation of fully diluted earnings because of antidilutive effects.

Additional fully diluted computation (1)
  Average number of shares used to
    compute primary earnings per share..   19.6    19.4
  Common stock issuable upon assumed
    conversion of Preferred Stock, and
    stock option exercises...............   4.4     4.3
                                         ----------------

                                           24.0    23.7
                                         ================

  Net income (loss) as adjusted
    per primary computation............. $ 59.4  $(29.8)
  Add - Dividends paid and accrued
    on Preferred Stock..................   13.3    13.3
                                          ---------------

                                         $ 72.7  $(16.5)
                                          ================

  Net income (loss) per share,
    assuming full dilution.............. $ 3.03  $( .70)
                                          ================

  (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.
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